UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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MISSION COMMUNITY BANCORP
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MISSION COMMUNITY BANCORP

581 Higuera Street

San Luis Obispo, California  93401

(805) 782-5000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 24, 2007

5:30 P.M.

TO THE SHAREHOLDERS OF MISSION COMMUNITY BANCORP:

NOTICE IS HEREBY GIVEN that pursuant to the Bylaws of Mission Community Bancorp and the call of its Board of Directors, the 2007 Annual Meeting of Shareholders (the “Meeting”) of Mission Community Bancorp will be held at the EMBASSY SUITES, 333 Madonna Road, San Luis Obispo, California 93405, on Tuesday, April 24, 2007, at 5:30 p.m., for the purpose of considering and voting upon the following matters:

1.                                                        Election of Directors.  To elect the following eight persons to the Board of Directors to serve until the 2008 Annual Meeting of Shareholders and until their successors are elected and have qualified:

Bruce M. Breault	Anita M. Robinson
Roxanne Carr	Robin L. Rossi
William B. Coy	Gary E. Stemper
Richard Korsgaard	Karl F. Wittstrom

2.                                                        Approval of Amendment to Articles of Incorporation.  To approve an amendment to the Articles of Incorporation of Mission Community Bancorp to increase its authorized shares of common stock from one million to ten million shares and to increase its authorized shares of preferred stock from one million to ten million shares.

3.                                                        Other Business. Transacting such other business as may properly come before the Meeting and any adjournment or adjournments thereof.

Only those shareholders of record as of the close of business on March 9, 2007 will be entitled to notice of and to vote at the Meeting.

WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, USING THE ENCLOSED POSTAGE PAID RETURN ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON.  IF YOU ATTEND THE MEETING, YOU MAY THEN WITHDRAW YOUR PROXY.  THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.  IN ORDER TO PROVIDE ADEQUATE ACCOMMODATIONS, PLEASE INDICATE ON THE PROXY WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING.

The Bylaws of Mission Community Bancorp provide for nominations of directors in the following manner:

“2.14 NOMINATIONS OF DIRECTORS.  Nominations for election to the Board of Directors may be made by the Board of Directors or by any stockholder of any outstanding class of capital stock of the corporation entitled to vote for the election of directors.  Nominations, other than those made by or on behalf of the existing management of the corporation, shall be made in writing and shall be delivered or mailed to the president of the corporation, not less than 14 days nor more than 50 days prior to any meeting of shareholders called for the election of directors; provided, however, that if less than 21 days notice of the meeting is given to shareholders, such nomination shall be mailed or delivered to the president of the corporation not later than the close of business on the seventh day following the day on which the notice of meeting was mailed.  Such notification shall contain the following information to the extent known to the shareholder:

(1)                                  The name and address of each proposed nominee.

(2)                                  The principal occupation of each proposed nominee.

(3)                                  The total number of shares of common stock of the corporation that will be voted for each proposed nominee.

(4)                                  The name and residence of the notifying shareholder.

(5)                                  The number of shares of common stock of the corporation owned by the notifying shareholder.

Nominations not made in accordance herewith shall, in his/her discretion, be disregarded by the chairperson of the meeting, and upon his/her instructions, the vote tellers shall disregard all votes cast for each such nominee.”

Dated: March 28, 2007

By Order of the Board of Directors

/s/ Karl F. Wittstrom

Karl F. Wittstrom
Secretary

MISSION COMMUNITY BANCORP
581 Higuera Street
San Luis Obispo, California  93401
(805) 782-5000

PROXY STATEMENT
2007 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 24, 2007

5:30 P.M.

INTRODUCTION

This proxy statement is being furnished to shareholders in connection with the solicitation of proxies for use at the 2007 Annual Meeting of Shareholders (the “Meeting”) of Mission Community Bancorp (the “Company”) to be held at the EMBASSY SUITES, 333 Madonna Road, San Luis Obispo, California 93405, on Tuesday, April 24, 2007, at 5:30 p.m., and at any and all adjournments thereof.

It is anticipated that this Proxy Statement and the accompanying Notice will be mailed on or about March 28, 2007 to shareholders eligible to receive notice of and to vote at the meeting.

The matters to be considered and voted upon at the Meeting include:

1.               Election of Directors.  To elect the following eight persons to the Board of Directors to serve until the 2008 Annual Meeting of Shareholders and until their successors are elected and have qualified:

Bruce M. Breault	Anita M. Robinson
Roxanne Carr	Robin L. Rossi
William B. Coy	Gary E. Stemper
Richard Korsgaard	Karl F. Wittstrom

2.               Approval of Amendment to Articles of Incorporation.  To approve an amendment to the Articles of Incorporation of Mission Community Bancorp to increase its authorized shares of common stock from one million to ten million shares and to increase its authorized shares of preferred stock from one million to ten million shares.

3.               Other Business. Transacting such other business as may properly come before the Meeting and any adjournment or adjournments thereof.

SHAREHOLDERS ARE STRONGLY ENCOURAGED TO VOTE “AUTHORITY GIVEN” FOR PROPOSAL 1 AND “FOR “ PROPOSAL 2

GENERAL

Revocability of Proxies

A proxy for use at the Meeting is enclosed.  Any shareholder who executes and delivers such proxy has the right to revoke it at any time before it is exercised by filing with the Secretary of Mission Community Bancorp an instrument revoking it or a duly executed proxy bearing a later date, or by attending the Meeting and voting in person.  Subject to such revocation, all shares represented by a properly executed proxy received in time for the Meeting will be voted by the proxy holders whose names are set forth in the accompanying proxy in accordance with the instructions on the proxy.  If no instruction is specified with respect to a matter to be acted upon, the shares represented by the proxy will be voted in favor of the election of the nominees for director set forth herein, in favor of the Amendment to the Articles of Incorporation to increase the authorized shares and, if any other business is properly presented at the Meeting, in accordance with the recommendations of the Board of Directors.

Solicitation of Proxies

The expense of preparing, assembling, printing and mailing this proxy statement and the material used in this solicitation of proxies will be borne by Mission Community Bancorp.  It is contemplated that proxies will be solicited through the mails, but officers, directors and regular employees of Mission Community Bank may solicit proxies personally.  Although there is no formal agreement to do so, Mission Community Bancorp may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding these proxy materials to shareholders whose stock in Mission Community Bancorp is held of record by such entities.  In addition, Mission Community Bancorp may use the services of individuals or companies it does not regularly employ in connection with the solicitation of proxies, if management determines it advisable.

VOTING SECURITIES

The close of business on March 9, 2007 has been fixed as the record date (the “Record Date”) for the determination of shareholders entitled to notice of and to vote at this year’s annual meeting.  As of the Record Date there were outstanding 673,399 shares of Mission Community Bancorp’s common stock, without par value, which is the only class of equity securities of Mission Community Bancorp entitled to vote on the matters presented at the Meeting.  Any holder of shares of common stock represented by a proxy which has been returned properly signed by the shareholder of record will be considered present for the purposes of determining whether a quorum exists even if such proxy contains abstentions or broker non-votes.  A quorum sufficient for the conduct of business at the Meeting will consist of a majority of the outstanding shares of common stock of Mission Community Bancorp at the close of business on the Record Date.

Proxies including broker non-votes with respect to any matter brought to a vote will not be counted as shares voted on the particular matter as to which the broker non-vote is indicated.  Therefore, broker non-votes will have no effect when determining whether the requisite vote has been obtained to pass a particular matter.  However, proxies indicating “abstain” or “withhold authority” with respect to any matter brought to a vote will be counted as shares voted on the particular matter as to which the abstention or withhold authority is indicated and will have the effect of voting against the matter.

Each share of common stock is entitled to one vote on any matter submitted to the vote of the shareholders, except that in connection with the election of directors, the shares are entitled to be voted cumulatively.  If, prior to the election of directors, any shareholder has given notice that he intends to cumulate his votes, then, for the election of directors only, each shareholder may cumulate votes for any nominee.  Cumulative voting entitles a shareholder to give one nominee as many votes as is equal to the number of directors to be elected multiplied by the number of shares owned by such shareholder, or to distribute his or her votes on the same principle between two or more nominees as he or she deems appropriate.  If cumulative voting is declared at the Meeting, votes represented by proxies delivered pursuant to this proxy statement may be cumulated in the discretion of the proxy holders, in accordance with the recommendations of the Board of Directors.  The eight candidates receiving the highest number of votes will be elected.  If for any reason any nominee is unable to serve, the Board of Directors may designate a substitute nominee, in which event the shares represented by the proxies will be voted for such substitute nominee, unless an instruction to the contrary is indicated on the proxy.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

The by-laws of Mission Community Bancorp provide for a range of between six and eleven directors, with the exact number of directors to be fixed from time to time, within the foregoing range, by a resolution duly adopted by a majority of Mission Community Bancorp’s full board of directors or by a resolution adopted by a majority of the shareholders at any meeting thereof or by written consent.  The exact number of directors is presently fixed at eight.

The shareholders are being asked to elect eight directors to serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified.  The persons named below, all of whom currently serve as members of Mission Community Bancorp’s Board of Directors will be nominated for election as directors to serve until the 2008 Annual Meeting of Shareholders and until their successors are elected and have qualified.    In the election of directors the proxy holders intend, unless directed otherwise, to vote for the election of the nominees named below.  In the event that cumulative voting is employed in the election of directors, the proxy holders intend, unless directed otherwise, to distribute the votes represented by each proxy among the nominees named below so as to elect all or as many of them as possible.  In the event any of the nominees should be unable to serve as a director, it is intended that the proxy will be voted for the election of such substitute nominees, if any, as shall be designated by the Board of Directors.  Management has no reason to believe that any nominee will become unavailable.  Additional nominations can only be made by complying with the procedures set forth in the bylaws of Mission Community Bancorp, a copy of which is set forth in the Notice of Annual Meeting of Shareholders accompanying this proxy statement.

All members of the Board of Directors of Mission Community Bancorp also serve on the Board of Directors of Mission Community Bank.

Information Concerning Nominees and Incumbent Directors

The following table sets forth the names and certain information as of March 9, 2007 concerning the persons nominated by the Board of Directors for election as directors of Mission Community Bancorp. Unless otherwise indicated, the column titled “Year First Elected or Appointed to Board” includes service on the Board of Directors of Mission Community Bank prior to holding company reorganization pursuant to which Mission Community Bank became a wholly-owned subsidiary of Mission Community Bancorp.

Names and Offices Held With Mission Community Bancorp	Year First Elected or Appointed Director	Principal Occupation for Past Five Years
Bruce M. Breault Director (Founding Chairman of the Board)	1996	Partner and Owner, F. McLintocks, Inc. (restaurants) since 1973
Roxanne Carr Vice Chairman	1997	Division President and Corporate Senior Vice President, The Mortgage House, Inc. since 1995
William B. Coy Chairman of the Board	1996	Owner and Manager, Rancho Rio Conejo (citrus and avocados) since 1979; Corporate Marketing and Manager, San Luis Obispo County Farm Supply Company (1991-2001)
Richard Korsgaard Director	2005

Retired; Executive Vice President and Chief Credit Officer, Mission Community Bancorp and Mission Community Bank (2002-2005); Senior Vice President, California Bank and Trust (2001-2002); Director and Executive Vice President, Eldorado Bank (1995-2001)

Anita M. Robinson Director, President and Chief Executive Officer	1996	Banker; President and Chief Executive Officer, Mission Community Bancorp since 2000 and President and Chief Executive Officer of Mission Community Bank since 1996
Robin L. Rossi Director	1996	President, Rossi Enterprises (property management) since 1991; President, Infinite Horizons, Inc. (Manager of Avila Beach Resort and Blacklake Resort—real estate investments) since 1979
Gary E. Stemper Director (Immediate Past Chairman of the Board)	1996

Manager, Eagle Castle Winery, LLC since 2000; Sales Consultant and Technical Analyst, Artesia Ready Mix, Inc. (1996 to 2000); Partner, Eberle Winery of Paso Robles (1982-2005); Owner, Gary Stemper Construction Co., since 1967

Karl F. Wittstrom Director and Corporate Secretary	1997	Self-employed—real estate development, vineyards, construction, ranching and investments since 1996

Board Committees and Other Corporate Governance Matters

Regular meetings of the Board of Directors of Mission Community Bancorp are not scheduled and are held as needed throughout the year, as virtually all of the business of Mission Community Bancorp is conducted through Mission Community Bank.  In 2006, the Board of Directors of Mission Community Bancorp met ten times.  All of the directors of Mission Community Bancorp attended at least 75% of all Board of Directors and all assigned committee meetings, with the exception of Robin L. Rossi who attended 70% of meetings held.

In addition to serving on the Board of Directors of Mission Community Bancorp, each of the directors serves on the Board of Directors of Mission Community Bank.  The Board of Directors of Mission Community Bank held eleven regular meetings and four special meetings in 2006.  All of the directors of Mission Community Bank attended at least 75% of all Board and assigned committee meetings held in 2006, with the exceptions of directors Robin L. Rossi and Karl F. Wittstrom who attended 67% and 73% of all meetings held, respectively.

The Board has determined that a majority of its current directors are “independent” as that term is defined in Nasdaq’s listing standards.  Specifically, the Board has determined that all of the directors of Mission Community Bancorp other than Anita M. Robinson, the President and Chief Executive Officer of Mission Community Bancorp and Mission Community Bank, Richard Korsgaard, the former Chief Credit Officer of Mission Community Bank and Karl F. Wittstrom, the corporate secretary of Mission Community Bancorp, are independent directors.

Mission Community Bancorp has, among others, a standing Audit Committee and Corporate Governance and Nominating  Committee.  Mission Community Bank has a standing Compensation Committee.

Audit Committee.  The Audit Committee consists of  directors Breault, Carr, Coy, Korsgaard (Chairman), Stemper & Wittstrom.  The Audit Committee met five times in 2006.  The Board of Directors has determined that each member of the Audit Committee has sufficient accounting or related financial management expertise to serve on the Committee and that Mr. Korsgaard meets the qualifications of an “audit committee financial expert” as such term is defined in the rules and regulations of the Securities and Exchange Commission.

The purpose of the Audit Committee is to monitor the quality and integrity of Mission Community Bancorp’s and Mission Community Bank’s accounting, auditing, internal control and financial reporting practices.  The Committee selects the  independent accountants, reviews the independence and performance of the independent accountants, and makes certain that the independent accountants have the necessary freedom and independence to freely examine all of the  records of Mission Community Bancorp and its subsidiaries.  Further, the Audit Committee pre-approves all audit and permissible non-audit services to be performed by the independent accountants, with certain de minimis exceptions.  Prior to the public release of annual and quarterly financial information, the Committee discusses with  management and the independent accountants the results of the independent accountants’ audit or limited review procedures associated with this information.  The Audit Committee oversees internal audit activities, including reviewing the internal audit plan, discussing various internal audit issues with our management, and confirming and assuring the objectivity of internal audits.

The Audit Committee Charter of Mission Community Bancorp requires that the Audit Committee be comprised of at least three directors and further requires that (i) no member of the Audit Committee may serve as an officer of Mission Community Bancorp or Mission Community Bank; provided, that certain officers which are precluded from policy-making functions except in their capacities as directors (i.e., the Chairman of the Board, Vice Chairman of the Board, Corporate Secretary, Immediate Past Chairman and Founding Chairman) are not precluded from service on the Audit Committee; (ii)  Audit Committee members are barred from accepting any consulting, advisory or other compensatory fee from Mission Community Bancorp or Mission Community Bank other than in such members’ capacity as a member of the board of directors or a member of any  board committee; and (iii) that no Audit Committee member may be an “affiliated person” of Mission Community Bancorp or Mission Community Bank apart from his or her capacity as a member of the Board or any Board committees.  All six members of our Audit Committee meet the requirements for a member of our Audit Committee under our Audit Committee Charter; however, two of the members do not meet the independence requirements set forth in the listing standards of  Nasdaq for audit committee members in that Mr. Korsgaard served as the Executive Vice President and Chief Credit Officer of Mission Community Bank until March 31, 2005 and Karl Wittstrom is our Corporate Secretary.  Nasdaq’s definition of independence would exclude a director who served as an employee within the prior three years, as well as the Corporate Secretary.  The Board believes that each member of the Audit Committee is free from any relations that would interfere with the exercise of his or her independent judgment as a Committee member.

Corporate Governance and Nominating Committee.  The Board of Directors has a Corporate Governance and Nominating Committee on which all members of the Board of Directors currently serve.  The primary duties and responsibilities of this committee are to (i) identify individuals who qualify as potential board candidates consistent with criteria established by the Board; (ii) objectively consider all potential Board candidates, regardless of whether the candidate was recommended by the Board, a shareholder or other source and to recommend candidates to the Board for election at the next annual shareholders meeting; (iii) to develop and recommend corporate governance principles to the Board and (iv) to oversee and evaluate the effectiveness of our corporate governance principles.

Prior to January 1, 2007 Mission Community Bancorp had an “Executive & Nominating Committee” and a “Corporate Governance Committee”.  Effective February 1, 2007, these two committees were restructured so that Mission Community Bancorp now has a “Corporate Governance and Nominating Committee” and a separate Executive Committee.  The new Corporate Governance and Nominating  Committee has adopted a charter.  The Executive and Nominating Committee met one time in 2006.

Compensation Committee.  The Board of Mission Community Bank has a standing Compensation Committee of which directors  Breault, Coy, Carr, Stemper and Wittstrom are members. This committee reviews and recommends for Board approval the compensation, benefits and health insurance packages for the Chief Executive Officer and other executive officers of Mission Community Bank, as well as the compensation for the directors of Mission Community Bank.  All members of the Compensation  Committee are “independent” directors under Nasdaq’s listing standards other than Mr. Wittstrom who is the Corporate Secretary of Mission Community Bancorp.  The Board believes that each member of the Compensation Committee is free from any relations that would interfere with the exercise of his or her independent judgment as a Committee member.  The Compensation Committee currently does not have a charter, but intends to adopt a charter in the near future.

The Chief Executive Officer, although not a member of the Compensation Committee, presents to the Compensation Committee recommendations for the compensation, benefits and health insurance packages for the executive officers of Mission Community Bank.  On an annual basis the Compensation Committee evaluates the performance of the executive officers and reviews the “Annual Director and Executive Compensation Survey” prepared by Perry-Smith, LLP for the California Bankers Association.  This survey provides comparative compensation and benefits information for all banks located in California, utilizing a comparative analysis of both region and asset size. The comparative information provided is for all levels of bank staff, including the executive officers and for the Board of Directors.

Code of Ethics.  Mission Community Bancorp and Mission Community Bank have adopted a Code of Ethics applicable to all of its directors, its principal executive officer and its senior financial officers, including its principal financial officer, principal accounting officer and persons performing similar functions.  The Code sets forth our values and expectations regarding ethical and lawful conduct and is also intended to deter wrongdoing and to promote honest and ethical conduct and compliance with applicable laws and regulations.

THE BOARD OF DIRECTORS OF MISSION COMMUNITY BANCORP RECOMMENDS A VOTE “AUTHORITY GIVEN” FOR THE ELECTION OF ALL EIGHT NOMINEES AS DIRECTORS

PROPOSAL 2—AMENDMENT TO ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED COMMON AND PREFERRED SHARES

Our Board of Directors has unanimously approved a resolution, subject to shareholder approval, to amend Article Four of our Restated Articles of Incorporation.  The amendment would increase the number of shares of common stock we are authorized to issue to 10,000,000 shares and increase the number of shares of preferred stock we are authorized to issue to 10,000,000 shares.  Our Articles of Incorporation currently authorize the issuance of up to 1,000,000 shares of common stock and 1,000,000 shares of preferred stock.  As of March 9, 2007 there were 673,399 shares of our common stock outstanding, 100,000 shares of our Series A Preferred Shares outstanding, 20,500 shares of our Series B Preferred Shares outstanding and 50,000 shares of our Series C Preferred Shares outstanding.

Each share of our common stock entitles its holder to one vote per share, except that our shareholders have cumulative voting rights with respect to the election of directors.  Holders of our common stock are entitled to receive dividends as and when declared by our board of directors from time to time out of funds legally available for the payment of dividends. The holders of our common stock are entitled to share pro rata in the distribution of the remaining assets of our company, subject to the right of the holders of our outstanding preferred stock, as discussed below, upon liquidation, dissolution or winding-up.  The holders of our common stock have no preemptive, subscription, redemption or sinking fund rights.

We currently have three classes of preferred stock outstanding as follows:

Series A Preferred Stock.  The shares of Series A Preferred Stock are non-voting.  The dividend rights attributable to the holders of shares of Series A Preferred Stock are proportional to those of the holders of our common stock based upon a two-for-one conversion ratio; that is, the Series A Preferred Stock participates on a per share basis in any dividend declared on common stock at the rate of one-half of the per share common stock dividend, but are not entitled to any fixed rate of return (zero percent cumulative).  The Series A Preferred Stock may be converted into common stock of Mission Community Bancorp on a two-for-one exchange (50,000 shares of common stock have been set aside and reserved by Mission Community Bancorp for such purpose) at any time upon the request of a holder of such Series A Preferred Stock upon or after the sale, transfer or other disposition of such shares of Series A Preferred Stock by the initial holder thereof.  No sinking fund is required or has been established for the redemption of shares of Series A Preferred Stock.  In the event Mission Community Bancorp is liquidated, for any reason, the holders of Series A Preferred Stock are entitled to a liquidation preference of five dollars ($5.00) per share before holders of common stock receive any distribution and after the holders of common stock receive ten dollars ($10.00) per share, any further distributions shall be at the ratio of one dollar ($1.00) per share on the Series A Preferred Stock to two dollars ($2.00) per share for common stock, subject to adjustment.  If the common stock is subdivided, combined or reclassified, the Series A Preferred Stock will be subdivided, combined or reclassified on the same basis.  The holders of the Series A Preferred Stock have no right to vote any such shares except as may be required by applicable law.  Subject to the receipt of any required regulatory approval, the Series A Preferred Stock is automatically redeemable, in whole or in part, at any time upon the request of the holder of the Series A Preferred Stock, in cash at the price of five dollars ($5.00) per share, without further action on the part of Mission Community Bancorp, upon and after a finding that Mission Community Bancorp is in default under any Community Development Financial Institutions Program Assistance Agreement for Technical Assistance Grants to and Equity Investments in Regulated Institutions, or any successor agreement, to which Mission Community Bancorp is a party or by which it is bound.

Series B Preferred Stock.  The shares of Series B Preferred Stock are non-voting.  The dividend rights attributable to the holders of the Series B Preferred Stock are proportional to those of the holders of our common stock; that is, the Series B Preferred Stock participates on a per share basis in any dividend declared on the common stock, but such Series B Preferred Stock is not entitled to any fixed rate of return (zero percent cumulative).  The shares of Series B Preferred Stock are not convertible or redeemable.  If the common stock is subdivided, combined or reclassified, the Series B Preferred Stock shall be subdivided, combined or reclassified on the same basis.  In the event Mission Community Bancorp is liquidated, for any reason, the holders of Series B Preferred Stock will be entitled to a liquidation preference of ten dollars ($10.00) per share before holders of common stock receive any distribution, but such liquidation preference is junior in right of payment to the liquidation preference for the Series A Preferred Stock discussed above.  Additionally, in the event of a so-called “change in control” (including certain mergers, sales of assets or tender offers), holders of the Series B Preferred Stock are entitled to receive a payment in the same form of consideration and in the same amount as the per share price received, or deemed to be received, by the holders of the common stock of Mission Community Bancorp in or as a result of the “change in control” event.

Series C Preferred Stock.  The shares of Series C Preferred Stock are non-voting.  The dividend rights attributable to the holders of Series C Preferred Stock are proportional to those of the holders of our common stock; that is, the Series C Preferred Stock participates on a per share basis in any dividend declared on common stock, but are not entitled to any fixed rate of return (zero percent cumulative).  The Series C Preferred Stock may be converted into common stock of Mission Community Bancorp on a one-for-one exchange basis (50,000 shares of common stock have been set aside and reserved by Mission Community Bancorp for such purpose) at any time upon the request of a holder of such Series C Preferred Stock upon or after the sale, transfer or other disposition of such shares of Series C Preferred Stock by the initial holder thereof.  No sinking fund is required to be or has been established for the redemption of shares of Series C Preferred Stock.  In the event Mission Community Bancorp is liquidated, for any reason, the holders of Series C Preferred Stock are entitled to a liquidation preference of ten dollars ($10.00) per share before holders of common stock receive any distribution and after the holders of common stock receive ten dollars ($10.00) per share, any further distributions shall be at the ratio of one dollar ($1.00) per share on the Series C Preferred Stock to one dollar ($1.00) per share for common stock, subject to adjustment.  If the common stock is subdivided, combined or reclassified, the Series C Preferred Stock shall be subdivided, combined or reclassified on the same basis.  The holders of the Series C Preferred Stock have no right to vote any such shares except as may be required by applicable law.  Subject to the receipt of any required regulatory approval, the Series C Preferred Stock is automatically redeemable, in whole or in part, at any time upon the request of the holder of the Series C Preferred Stock, in cash at the price of ten dollars ($10.00) per share, without further action on the part of Mission Community Bancorp, upon and after a finding that Mission Community Bancorp is in default under any Community Development Financial Institutions Program Assistance Agreement for Equity Investments in Regulated Institutions, or any successor agreement, to which Mission Community Bancorp is a party or by which it is bound.

The proposed amendment to the Articles of Incorporation of Mission Community Bancorp has been unanimously approved by our Board of Directors.  The increase in the capitalization of Mission Community Bancorp will assure that an adequate number of authorized but unissued shares are available for Mission Community Bancorp in the future to, among other things, raise additional equity capital, effect potential acquisitions, fulfill its obligations under its existing stock and any future stock option plans, fulfill its obligations with respect to the conversion privileges of its outstanding Series A Preferred Stock and Series C Preferred Stock and to use such additional shares for future stock dividends or stock splits.

If the amendment to the Articles of Incorporation is approved, Mission Community Bancorp will also have greater flexibility in the future to issue shares in excess of those presently authorized, without the expense and delay of a special shareholders’ meeting.  If the Board deems it in the best interests of Mission Community Bancorp and its shareholders to issue additional shares in the future, the Board will have the authority to determine the terms of the issuance and, generally, would not seek further authorization by vote of the shareholders unless authorization is required by applicable law or regulations.  Pursuant to the Articles of Incorporation of Mission Community Bancorp, the Board of Directors has authority to determine the relative rights of the common stock and preferred stock of Mission Community Bancorp, including voting, conversion, liquidation and dividends rights and sinking fund provisions.  Should the Board desire to issue additional shares in the future, such issuance of additional shares could dilute the voting power of a person seeking control of Mission Community Bancorp, thereby deterring or rendering more difficult a merger, tender offer, proxy contest or an extraordinary transaction opposed by the Board.  We have no knowledge that any persons intends to effect such a transaction.

Approval of the Amendment to Mission Community Bancorp’s Articles of Incorporation requires the affirmative vote of a majority of shares of common stock that are issued and outstanding as of March 9, 2007.

THE BOARD OF DIRECTORS OF MISSION COMMUNITY BANCORP RECOMMENDS A VOTE “FOR” PROPOSAL 2

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain summary compensation information for the last fiscal year with respect to the President and Chief Executive Officer of Mission Community Bancorp, and for the two most highly compensated executive officers who were serving as executive officers at the end of the last completed fiscal year (the “Named Executive Officers”).

Name and Principal Position	Year	Salary		Bonus	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation(1)	Total
Anita M. Robinson, President and CEO	2006	$165,000	(2)	—	—	$26,829	—	$21,743	$213,572
Ronald B. Pigeon, Executive VP and CFO	2006	$127,917	(3)	—	—	$14,638	—	$15,972	$158,527
James M. Judge, Executive VP, and Chief Credit Officer	2006	$118,744		—	—	$14,075	—	$9,677	$142,496

1       Includes perquisites and other compensation.  Additional information regarding other compensation, including perquisites that in the aggregate exceeded $10,000 for an individual, is provided in the “Components of All Other Compensation” table below.

2       Salary amounts include amounts deferred under Mission Community Bancorp’s 401(k) Plan.

3       Salary amounts include amounts deferred under Mission Community Bancorp’s 401(k) Plan.

Components of All other Compensation

The components of the “All Other Compensation” column in the Summary Compensation Table, including perquisites that in the aggregate exceeded $10,000 for an individual, are detailed in the following table.

Name	Auto Allowance	Life Insurance Premiums	401(k) Employer Contributions	Total
Anita M. Robinson	$7,800	$1,049	$12,894	$21,743
Ronald B. Pigeon	$4,800	$640	$10,532	$15,972
James M. Judge	$4,800	$912	$3,965	$9,677

Employment Agreement

Mission Community Bank and Anita M. Robinson have entered into an Amended and Restated Employment Agreement dated as of August 28, 2006 pursuant to which Ms. Robinson agreed to continue to serve as the President and Chief Executive Officer of Mission Community Bank.  The agreement will terminate on December 31, 2007.  Pursuant to the employment agreement, Ms. Robinson receives an annual base salary of $165,000, with increases at the sole discretion of the Board of Directors.  In addition, the agreement provides that Ms. Robinson is entitled to receive an incentive bonus as determined in accordance with Mission Community Bank’s Officers’ Incentive Compensation Program.  See “Incentive Compensation Plan, below.”  Ms. Robinson also receives an automobile allowance and payment of premiums on a life insurance policy in the amount of $550,000 pursuant to the terms of the employment agreement.  Additionally, upon the termination of the employment of Ms. Robinson without cause, Ms. Robinson is entitled to severance benefits of six months’ base salary and incentive bonus earned prior to the date of termination.  Further, if Ms. Robinson’s employment is terminated following a change in control, or if Ms. Robinson leaves the employment of Mission Community Bank following a change of control for “good cause” as defined in the employment agreement, Ms. Robinson is entitled to receive severance benefits of sixty months’ base salary in one lump sum payment, and continuation of payment of insurance premiums on Ms. Robinson’s life insurance policy and an automobile allowance for a period of sixty months following Ms. Robinson’s termination of employment.

On February 8, 2007 the Board of Directors of Mission Community Bank approved an increase in Ms. Robinson’s base salary to $175,000 annually, an increase in her auto allowance and the participation by Ms. Robinson in a new CEO Bonus Program, effective as of January 1, 2007.  Ms. Robinson has agreed to participate in the new CEO Bonus Program rather than in the Officers’ Incentive Compensation Program as provided for in her employment agreement.  Ms. Robinson is the only participant in the CEO Bonus Program.  Bonuses to be paid under the Program will range from $25,000 to $200,000 dependent upon the achievement of budgetary goals.

Salary Protection Agreements

Ronald B. Pigeon, our Executive Vice President and Chief Financial Officer entered into a Salary Protection Agreement with Mission Community Bank dated January 18, 2005.  James M. Judge, our Executive Vice President and Chief Credit Officer, entered into a Salary Protection Agreement with Mission Community Bank dated February 1, 2005.  Each of these agreements provide for a severance benefit of six months of base salary upon termination of employment, or reduction of salary by more than ten percent, to these individuals upon the occurrence of, or within twelve months following, a merger, transfer of substantially all of the assets, change in control or other defined corporate reorganization of Mission Community Bancorp or Mission Community Bank.

Incentive Compensation Plan

The Board of Directors of Mission Community Bank has adopted an Officers’ Incentive Compensation Plan for 2006.  Pursuant to this plan, all active corporate officers and designated loan officers of Mission Community Bank may receive cash awards under the plan if certain objectives are met.  The plan provides for awards based on achievement of annual objectives for Mission Community Bank as well as awards for meeting production goals by various business units of Mission Community Bank.  The weighting of the bank objectives and the business unit objectives is dependent on the position the participating employee holds within Mission Community Bank.  Any awards payable under the plan to the President and Chief Executive Officer, or the Executive Vice President and Chief Financial Officer and the Executive Vice President and Chief Credit Officer of Mission Community Bank are based 100% on whether certain overall bank objectives (vs. business unit production objectives) are met.  Incentive awards for bank objectives are based on a percentage of the participant’s salary.

Stock Options

All outstanding stock options have been granted under the 1998 Stock Option Plan of Mission Community Bank which plan was assumed by Mission Community Bancorp in connection with the one bank holding company reorganization effected December 15, 2000 pursuant to which Mission Community Bank became a wholly-owned subsidiary of Mission Community Bancorp.  Options to purchase an aggregate of 126,133 shares of the common stock of Mission Community Bancorp, with an average exercise price of $12.19 per share, were outstanding under the Stock Option Plan as of December 31, 2006.  Mission Community Bancorp has no outstanding stock appreciation rights.

No stock options were granted to the Named Executive Officers in 2006.  None of the named Executive Officers exercised any stock options in 2006.

The following table sets forth information with  respect to options held by the Named Executive Officers at December 31, 2006.

Outstanding Awards at Fiscal Year-End

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(4)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date
Anita M. Robinson	20,000	0	0	$10.00	1/20/08
	5,000	0	0	$8.25	2/27/11
Ronald B. Pigeon	600	2,400	0	$25.50	3/28/15
James M. Judge	600	2,400	0	$25.50	3/28/15

4       Unexercisable shares reported for Ronald B. Pigeon and James M. Judge will vest as follows: 600 shares available 3/28/07; 600 shares available 3/28/08; 600 shares available 3/28/09; 600 shares available 3/28/10, respectively.

Compensation to Directors

Since August, 2006, non-employee members of Mission Community Bancorp’s Board of Directors have received a monthly retainer of $1,700 per month for all Board and Committee meetings attended.  Prior to August 2006, directors received $500 for each Board Meeting attended and a fee of $100 for each Committee meeting attended.  Mission Community Bancorp also provides an annual payment to its directors to cover their travel, seminars, meals and other expenses related to their services as directors of Mission Community Bancorp and Mission Community Bank.  Mission Community Bancorp may also grant stock options to its directors from time to time.  No stock options were granted to directors of Mission Community Bancorp in 2006.

The following table sets forth information with regard to compensation earned by non-employee directors in 2006.  Compensation earned by employee-directors is included in the “Summary Compensation Table” above.

Non-Employee Director Compensation Table

Name	Fees Earned or Paid In Cash(5)	Option Awards		Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Bruce M. Breault	$12,700	0	(6)	0	0	0	$12,700
Roxanne Carr	$11,000	0		0	0	0	$11,000
William B. Coy	$12,900	0	(7)	0	0	0	$12,900
Richard Korsgaard	$12,100	0	(8)	0	0	0	$12,100
Robin L. Rossi	$9,600	0	(9)	0	0	0	$9,600
Gary E. Stemper	$12,700	0	(10)	0	0	0	$12,700
Karl F. Wittstrom	$11,800	0	(11)	0	0	0	$11,800

5                  Includes cash payments made to non-employee directors of Mission Community Bancorp during 2006.

6       Mr. Breault held options to purchase an aggregate of 15,933 shares at December 31, 2006, all of which were fully vested at December 31, 2006.

7       Mr. Coy held options to purchase an aggregate of 6,800 shares at December 31, 2006, all of which were fully vested at December 31, 2006.

8       Mr. Korsgaard held options to purchase an aggregate of 2,000 shares at December 31, 2006, 1,000 of which were fully vested at December 31, 2006.

9       Ms. Rossi held options to purchase an aggregate of 13,800 shares at December 31, 2006, all of which were fully vested at December 31, 2006.

10     Mr. Stemper held options to purchase an aggregate of 12,200 shares at December 31, 2006, all of which were fully vested at December 31, 2006.

11     Mr. Wittstrom held options to purchase an aggregate of 11,400 shares at December 31, 2006, all of which were fully vested at December 31, 2006.

RELATED PARTY TRANSACTIONS

There are no existing or proposed material interests or transactions between us and any of our officers or directors outside the ordinary course of business, except as indicated herein.

On May 3, 2006, Mission Community Bank completed the purchase of the property located at 541 and 545 Spring Street in Paso Robles, California.  Mission Community Bank currently intends to build a branch office on this site to replace the existing leased facility in Paso Robles.  The property was purchased from Sundance Enterprises, Inc. for a purchase price of $483,600.  The owner of Sundance Enterprises, Inc. is the son-in-law of Gary E. Stemper, a director and nominee for director of the Mission Community Bancorp.  In addition, Mission Community Bank entered into an Agreement for Pre-Construction Design Services dated May 1, 2006 with Sundance Enterprises, Inc. and Donald A. Nelson and Margaret L. Nelson Family Trust with respect to the design of the new branch facility.  The Board of Directors believes that all amounts paid to Sundance Enterprises, Inc. with respect to the purchase of the Paso Robles property and the design for the Paso Robles property are on terms at least as favorable to Mission Community Bank as could have been obtained for an independent third party.

From time to time our directors and officers and the companies with which they are associated, have banking transactions with Mission Community Bank in the ordinary course of business.  Any loans and commitments to lend included in such transactions have been, and in the future will be, made, in the ordinary course of business,  in accordance with all applicable laws and regulations and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons of similar creditworthiness.  In addition, any such loans do not and will not involve more than the normal risk of collectibility or present other unfavorable features.  As of December 31, 2006, loan commitments and loans outstanding from Mission Community Bank to our directors and executive officers (including associated companies) totaled approximately $2,965,086 or 24.4% of our shareholder’s equity.

Any future affiliated transition will be made or entered into on terms that are no less favorable to us than those that can be obtained from an unaffiliated third party.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth certain information, as of March 9, 2007, with respect to (a) members of the Board of Directors of Mission Community Bancorp, including persons nominated by the Board of Directors for election as directors, (b) the executive officers(12) of Mission Community Bancorp, and (c) the directors and executive officers as a group:

12     As used throughout this proxy statement, the term “executive officer” means President/Chief Executive Officer; Executive  Vice President/Chief Credit Officer and; Executive Vice President/Chief Financial Officer.  Mission Community Bancorp’s Chairman of the Board, Vice Chairman of the Board, Secretary and other vice presidents are not deemed to be executive officers.

Names and Offices Held With Mission Community Bancorp(13)	Common Shares Beneficially Owned(14)		Shares Issuable Upon Exercise of Options(15)	Percentage of Shares Outstanding
Directors:
Bruce M. Berault Director (Founding Chairman of the Board)	21,250		15,933	5.4%
Roxanne Carr Vice Chairman of the Board	19,800		0	2.9%
William B. Coy Chairman of the Board	10,750		6,800	2.6%
Richard Korsgaard Director	3,000		2,000	0.7%
Anita M. Robinson President and Chief Executive Officer, Director	18,609		25,000	6.2%
Robin L. Rossi Director	13,707	(16)	13,800	4.0%
Gary E. Stemper Director (Immediate Past Chairman of the Board)	7,500		12,200	2.9%
Karl F. Wittstrom Director and Corporate Secretary	15,350		11,400	3.9%

13     The address of each person in the table below is c/o Mission Community Bancorp, 581 Higuera Street, San Luis Obispo, California 93401.

14     Except as otherwise noted, may includes shares held by or with such person’s spouse and minor children; shares held by any other relative of such person who has the same home; shares held by a family trust as to which such person is a trustee with sole voting and investment power (or shared power with a spouse); shares held in street name for the benefit of such person; or shares held in an Individual Retirement Account or pension plan as to which such person has pass-through voting rights and investment power.

15     Includes shares subject to options held by directors and executive officers that are exercisable within 60 days after March 9, 2007.

16     Includes 457 shares held in the name of the Rossi Foundation over which shares Mr. Rossi holds shared voting power.

Name and Offices Held with Mission Community Bancorp	Common Shares Beneficially Owned(15)	Shares Issuable Upon Exercise of Options(16)	Percentage of Shares Outstanding
Other Executive Officers:
Ronald P. Pigeon Executive Vice President and Chief Financial Officer	0	1,200	0.2%
James M. Judge Executive Vice President and Chief Credit Officer	0	1,200	0.2%
All Directors and Executive Officers as a Group (10 persons)	109,966	89,533	26.1%

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Other than as set forth in the table below, our management knows of no person who beneficially owned more than 5% of our outstanding common stock as of March 9, 2007, except for Bruce M. Breault and Anita M. Robinson who are members of our Board of Directors, and whose security ownership is described in “Security Ownership of Management,” above.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Stock	Patrick W. Hopper Trust 2624 Pebblegold Avenue Henderson, Nevada 89074	41,634	(17)	6.2%
Common Stock	Department of the Treasury Community Development Financial Institutions Fund 601 13th Street, N.W., Suite 200S Washington, D.C. 20005	100,000	(18)	12.9%

17     Represents shares reported on a Schedule 13D by Patrick W. Hopper Trust.

18     Represents shares of common stock which are issuable upon conversion of our issued and outstanding Series A Preferred Stock and Series C Preferred Stock.  The Community Development Financial Institutions Fund owns 100% of the outstanding Series A Preferred Stock and Series C Preferred Stock of Mission Community Bancorp.

REPORT OF AUDIT COMMITTEE

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2006 with management.  The Audit Committee has also discussed with the independent auditors of Mission Community Bancorp the matters required to be discussed by SAS 61.  The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, and has discussed with the independent auditors the independence of the independent auditors.  Based on a review and discussion of the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-KSB of Mission Community Bancorp for the 2006 fiscal year for filing with the Securities and Exchange Commission.  The Audit Committee has also considered whether the amount and nature of the non-audit services provided by Vavrinek, Trine, Day & Co., LLP is compatible with the auditor’s independence.

Submitted by

The Audit Committee:

Richard Korsgaard (Chairman)

Bruce M. Breault

Roxanne Carr

William B. Coy

Gary E. Stemper

Karl F. Wittstrom

MISSION COMMUNITY BANCORP’S AUDITORS AND AUDIT FEES

Mission Community Bancorp’s Audit Committee has selected Vavrinek, Trine, Day & Co., LLP as independent auditors for Mission Community Bancorp for the current year.  Vavrinek, Trine, Day & Co., LLP conducted the audit for the year ended December 31, 2006.  A representative of Vavrinek, Trine, Day & Co., LLP is expected to be present at the Meeting and will have an opportunity to make a statement if he so desires and will be available to respond to appropriate questions.

The Audit Committee pre-approves all audit and permissible non-audit services to be performed by Mission Community Bancorp’s independent auditors.  Mission Community Bancorp’s independent auditor may provide only those services pre-approved by the Audit Committee or its designated subcommittee.  The Audit Committee annually reviews and pre-approves the audit, review, attest and permitted non-audit services to be provided during the next audit cycle by the independent auditor.  To the extent practicable, at the same meeting the Audit Committee also reviews and approves a budget for each of such services.  The term of any such pre-approval is for the period of the annual audit cycle, unless the Audit Committee specifically provides for a different period.

Services proposed to be provided by the independent auditor that have not been pre-approved during the annual review and the fees for such proposed services must be pre-approved by the Audit Committee or its designated subcommittee.  Additionally, fees for previously approved services that are expected to exceed the previously approved budget must also be pre-approved by the Audit Committee or its designated subcommittee.

The Audit Committee may form and delegate to a subcommittee, composed of one or more of its members, the authority to grant specific pre-approvals under its policy with respect to audit, review, attest and permitted non-audit services, provided that any such grant of pre-approval shall be reported to the full Audit Committee no later than its next scheduled meeting.  The Audit Committee may not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

The following table presents the fees for professional audit services rendered by Vavrinek, Trine, Day & Co., LLP for the audit of Mission Community Bancorp’s financial statements and the review of the financial statements included in Mission Community Bancorp’s Annual Report on Form 10-KSB and quarterly reports on Form 10-QSB.  Tax fees consist of the aggregate fees billed for professional services rendered by Vavrinek, Trine, Day & Co., LLP for tax compliance, tax advice and tax planning.

	2006	2005
Audit fees	$44,000	$42,000
Audit related fees	0	0
Tax fees	6,000	5,000
All other fees	0	0
Total:	$50,000	$47,000

None of the fees paid to Vavrinek, Trine, Day & Co., LLP for 2006 and 2005 were paid under the de minimis safe harbor exception from pre-approval requirements.  The Audit Committee has concluded that the provision of non-audit services listed above is compatible with maintaining the independence of Vavrinek, Trine & Day & Co., LLP.

SHAREHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

Shareholders interested in submitting a proposal for inclusion in the proxy statement for the annual meeting of shareholders of Mission Community Bancorp in 2008 must submit the proposal so it is received by Mission Community Bancorp at its principal executive offices no later than November 28,  2007 in a form that complies with applicable regulations.  Proposals by shareholders should be sent to the attention of the Secretary of Mission Community Bancorp at 581 Higuera Street, San Luis Obispo, California 93401.

In addition, the execution of a proxy solicited by Mission Community Bancorp in connection with its annual meeting of shareholders in 2008 shall confer on the designated proxy holder discretionary voting authority to vote on any shareholder proposal which is not included in the proxy materials for such meeting and for which Mission Community Bancorp has not received notice at least 45 days prior to the date of the mailing of its proxy materials for such meeting.

ANNUAL REPORT ON FORM 10-KSB

UPON WRITTEN REQUEST OF ANY SHAREHOLDER SOLICITED HEREBY, MISSION COMMUNITY BANCORP WILL PROVIDE WITHOUT CHARGE A COPY OF THE  ANNUAL REPORT ON FORM 10-KSB (WITHOUT EXHIBITS) OF MISSION COMMUNITY BANCORP FOR THE FISCAL YEAR ENDED DECEMBER 31, 2006 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.  REQUESTS SHOULD BE DIRECTED TO RONALD B. PIGEON, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, MISSION COMMUNITY BANCORP, 581 HIGUERA STREET, SAN LUIS OBISPO, CA 93401.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Mission Community Bancorp does not have a class of equity securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”).  Therefore, the officers and directors of Mission Community Bancorp, and persons who own more than 10% of the common stock of Mission Community Bancorp are not subject to the reporting requirements under Section 16(a) of the Exchange Act.

OTHER MATTERS

Management does not know of any matters to be presented to the Meeting other than those set forth above.  However, if other matters properly come before the Meeting, it is the intention of the persons named in the accompanying proxy to vote said proxy in accordance with the recommendations of the Board of Directors, and authority to do so is included in the proxy.

Dated: March 28, 2007	MISSION COMMUNITY BANCORP

	By:	/s/	Karl F. Wittstrom
Karl F. Wittstrom
Secretary